Exhibit 107.1 Calculation of Filing Fee Tables Form S-8 (Form Type) XPEL, INC. (Exact Name of Registrant as Specified in its Charter) Table 1 – Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered (1)(2) Proposed Maximum Offering Price Per Unit (3) Maximum Aggregate Offering Price (3) Fee Rate Amount of Registration Fee Equity Common stock, par value $0.001 per share Rule 457(c) and 457(h) 275,000 $50.39 $13,857,250 0.0000927 $1,284.57 Total Offering Amounts $13,857,250 $1,284.57 Total Fee Offsets $0 Net Fee Due $1,284.57 (1) The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers 275,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of XPEL Inc., a Nevada corporation (the “Company” or “Registrant”), that may be delivered pursuant to awards under the XPEL, Inc. 2020 Equity Incentive Plan (as amended from time to time, the “Plan”), which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and additional shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. (2) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan. (3) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Stock Market, LLC on July 7, 2022, which was equal to $ 50.39.